Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

The following is a summary of the material terms of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of February 18, 2020. The following description of the terms of our common stock is not meant to be complete and is qualified by reference to our current certificate of incorporation, as amended to date, and our by-laws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10‑K, of which this exhibit is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.
Description of Capital Stock
The Company’s authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of February 18, 2020, there were 13,046,043 shares of common stock outstanding. No shares of preferred stock were issued or outstanding as of February 18, 2020.
Common Stock
Dividends. Subject to prior dividend rights of the holders of any preferred shares, holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose.
Voting Rights. Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, except that holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our certificate of incorporation. Holders of shares of common stock do not have cumulative voting rights. In other words, a holder of a single share of our common stock cannot cast more than one vote for each position to be filled on our board of directors.
Other Rights. In the event of our liquidation, dissolution or winding up, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. Shares of common stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of common stock are not currently entitled to preemptive rights.
Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.
Preferred Stock
We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of preferred stock. The board of directors is vested with the authority to fix the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.
The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of the company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Exhibit 4.7

Restrictions on Payment of Dividends
We are incorporated in Delaware and governed by Delaware law. Delaware law allows a corporation to pay dividends only:

•	out of surplus, as determined under Delaware law; or

•	in case there is no such surplus, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
The amended and restated revolving credit facility we entered into on December 10, 2019, which is described more fully in the documents incorporated in our Annual Report on Form 10‑K, of which this exhibit is a part, also contains contractual restrictions on our ability to pay dividends.
Section 203 of the Delaware General Corporation Law
Section 203 of the DGCL, which we refer to as Section 203, prohibits certain transactions between a Delaware corporation and an “interested stockholder.” Generally, an “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision, if applicable, prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder; (2) the interested stockholder acquired at least 85% of the voting power (as calculated pursuant to Section 203) of the corporation in the transaction in which the stockholder became an interested stockholder; or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply in certain circumstances, including if the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. If such a provision is adopted by an amendment to the corporation’s certificate of incorporation, the amendment will be effective immediately if, among other requirements, the corporation has never had a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. If this and other requirements are not satisfied, the amendment will not be effective until 12 months after its adoption and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption.
LendingTree’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Therefore, in accordance with Section 203, the restrictions on certain business combinations in Section 203 do not currently apply in respect of LendingTree.
Anti-takeover Effects of our Certificate of Incorporation and By-laws and Delaware Law
Some provisions of our certificate of incorporation and by-laws and certain provisions of Delaware law could make the following more difficult:

•	an acquisition of LendingTree by means of a tender offer;

•	an acquisition of LendingTree by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.
Size of Board and Vacancies
Our certificate of incorporation and by-laws provide that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of directors on our board of directors will be fixed exclusively by the board of directors. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled generally by the majority vote of the directors then in office, though less than a quorum.
Elimination of Stockholder Action by Written Consent
Our certificate of incorporation and by-laws expressly eliminate the right of stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Exhibit 4.7

Stockholder Meetings
Under our certificate of incorporation and by-laws, stockholders are not entitled to call special meetings of stockholders. Only a majority of our board of directors or specified individuals may call such meetings.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our by-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In particular, stockholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our principal executive office not later than 60 or more than 90 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held during the preceding year, notice by the stockholder, to be timely, must be delivered no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Moreover, in the event that the number of directors to be elected to the board of directors is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 55 days prior to the first anniversary of the date for the preceding year’s annual meeting of stockholders, the stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the corporate secretary at our principal executive offices not later than the close of business on the 10th day following the day on which we first made such public announcement.
Undesignated Preferred Stock
The authorization in our certificate of incorporation with respect to the issuance of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. The provision in our certificate of incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.
Transfer Agent and Registrar
Computershare has been appointed as the transfer agent and registrar for our common stock.